UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Norfolk Southern Corporation

(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA ADVISORS, LLC

ANCORA ALTERNATIVES LLC

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP LLC

ANCORA HOLDINGS GROUP, LLC

ANCORA IMPACT FUND LP

ANCORA IMPACT FUND LP SERIES AA

ANCORA IMPACT FUND LP SERIES BB

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

INVERNESS HOLDINGS LLC

BETSY ATKINS

JAMES BARBER, JR.

WILLIAM CLYBURN, JR.

NELDA CONNORS

FREDERICK DISANTO

SAMEH FAHMY

JOHN KASICH

GILBERT LAMPHERE

ALLISON LANDRY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ancora Alternatives LLC (“Ancora Alternatives”), together with the other participants named herein, have filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of their slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern Corporation, a Virginia corporation (the “Company”). Promptly after filing its definitive proxy statement with the SEC, Ancora Alternatives will forward the definitive proxy statement and accompanying BLUE proxy card to each stockholder entitled to vote at the 2024 Annual Meeting.

On March 8, 2024, Ancora Alternatives posted the following materials to its campaign website at www.movenscforward.com (the “Website”). Copies of the materials posted to the Website are reproduced below. From time to time, Ancora Alternatives and the other participants named herein may refer shareholders of the Company to recent articles or other materials, copies of which are reproduced as Exhibits 1 through 6.

Exhibit 1:

East Palestine residents react to NTSB chair’s testimony on necessity of controlled burn, explosion

WPXI

By Rich Pierce

March 6, 2024

East Palestine residents react to NTSB chair’s testimony on necessity of controlled burn, explosion

EAST PALESTINE, Ohio — The NTSB chair testified in a Senate committee hearing on Wednesday, describing the controlled blast of toxic chemicals in East Palestine last year as “unnecessary.”

Channel 11′s Rich Pierce went to East Palestine and spoke with residents after what Sen. J.D. Vance (R-Ohio) called an “extraordinary finding.”

The testimony confirmed what many already believed, that they never needed to be exposed to the chemicals.

“Honestly, when I watched this testimony, I was in tears,” Misti Allison said. “It’s extremely troubling and disheartening.”

“One of the things I realized that was new information today is that whether or not this was information that was accidentally or intentionally withheld, this now feels like a crime,” Jess Conard said.

A crime, Conrad says, against the people of East Palestine.

“Is the vinyl chloride stabilized? Is the temperature decreasing? Is the car doing its job?” Conrad said. “These questions seem very common sense and seem like sense isn’t very common in this situation we’re going through.”

Channel 11 received statements from Norfolk Southern and Congressman Chris Deluzio (D-Pa.).

Norfolk Southern:

“The final decision to conduct a controlled release was made by the Incident Commander, with input from multiple stakeholders, including Norfolk Southern and local, state, and federal authorities. The top priority of everyone involved was the safety of the community, as well as limiting the impact of the incident. The successful controlled release prevented a potentially catastrophic uncontrolled explosion that could have caused significant damage for the community. To date, continuous environmental testing in coordination with and alongside US and Ohio EPA has shown the air and drinking water in the community are safe.”

Congressman Chris Deluzio:

“Today’s testimony by NTSB Chair Jennifer Homendy was shocking. The implication is clear: Norfolk Southern forced an unnecessary vent and burn of toxic chemicals to clear the tracks and get their trains moving. That greed threatened the health of my constituents—because profits mattered more than our safety. We cannot trust big railroads to regulate themselves. It’s time to pass my bill, the Railway Safety Act.”

Exhibit 2:

Local Activists Demand Stronger Railroad Safety and Accountability from Norfolk Southern and FRA a Year After Toxic Derailment Disaster

Transportation Today

By Liz Carey

February 28, 2024

More than a year after a Norfolk Southern freight train derailment dumped hazardous chemicals into East Palestine, Ohio, activists are still calling on the federal government to enact tougher railroad safety measures.

On Feb. 3, 2023, 38 cars on a Norfolk Southern freight train carrying hazardous chemicals derailed in East Palestine, resulting in evacuations within a 1-mile radius. Several of the railcars burned for more than two days, and emergency crews conducted a controlled burn of several railcars which released hydrogen chloride and phosgene into the atmosphere.

Misti Allison, an East Palestine resident and member of Moms Clean Air Force, said new leadership at Norfolk Southern should be considered necessary for holding the company accountable.

“From President Biden, to the FRA [Federal Railroad Administration], to the NTSB [National Transportation Safety Board], all the way down to the residents of East Palestine, I think we all agree that there needs to be an increased focus on safety to ensure that this type of derailment disaster doesn’t happen again,” she said.

During his visit to East Palestine on Feb. 16, President Joe Biden described the derailment disaster as “preventable,” emphasizing the need for federal oversight to hold Norfolk Southern accountable and to restore the East Palestine community. He criticized the company for its failure to address safety measures adequately, stating, “Let me be clear: While there are acts of God, this was an act of greed that was 100 percent preventable… Norfolk Southern failed its responsibility.”

This stance appears to conflict with a letter sent by FRA Administrator Amit Bose to Norfolk Southern’s CEO on Feb. 21, praising the company’s safety efforts and success in addressing safety concerns amidst investor activism, thus presenting a seemingly contradictory narrative within the administration.

“I particularly commend your commitment to investing in safety as those investments are imperative for continuing the unique progress your railroad has made; early data for 2023 suggest that [Norfolk Southern] was the only Class 1 railroad to achieve significant reductions in the rate of mainline derailment this past year,” Bose wrote.

The letter concludes with the statement that “Any backsliding, as a result of a change in leadership or otherwise on the safety-oriented path you have laid out and communicated to us will likely attract renewed oversight attention from my office as we pursue our safety mission.”

Bose’s letter came just one day after an investor group led by Ohio-based Ancora Holdings Group, which owns a large equity stake in Norfolk Southern, announced the nomination of eight independent candidates to Norfolk Southern’s Board of Directors. Ancora’s investor group proposed a management team that includes former United Parcel Service Chief Operating Officer Jim Barber, Jr. as CEO, former Executive Vice President of Operations at CSX Jamie Boychuk as COO, and former Ohio Gov. John Kasich, among others.

“Our slate and proposed management team believe they have the experience and strategy required to turn Norfolk Southern into a safer, more sustainable railroad that is growing profitably while also yielding more stability for customers and employees,” Ancora said.

However, on Feb. 26 Norfolk Southern rejected Ancora’s nominees and instead announced its own slate of 13 nominees for the upcoming 2024 Annual Meeting of Shareholders, including two new independent director candidates, Richard H. Anderson, former CEO of Amtrak and Delta Air Lines, and Heidi Heitkamp, former U.S. senator from North Dakota.

From local activist Allison’s perspective, “Evaluating potential leadership changes at an organization is not ‘backsliding’ but rather an exercise of due diligence to ensure that an organization is making it right for its shareholders, its employees and customers, and the communities it serves,” she said.

And even more should be done. Legislation proposed after Allison testified on Capitol Hill about the derailment is one way to prevent similar accidents.

The Railway Safety Act of 2023, led by U.S. Sens. J.D. Vance (R-OH) and Sherrod Brown (D-OH) would enact stronger safety standards for trains carrying hazardous materials and mandate two-person crews for all freight trains, while limiting train length and increasing the maximum fines for violating safety regulations.

“In March 2023, I testified before Congress, pushing for strong protections that would prevent a similar tragedy from ever happening and ensuring that East Palestine is not forgotten,” Allison said. “Nearly a year later, the Railway Safety Act of 2023 has not even made its way to the Senate floor. This is totally unacceptable. Congress must pass and sign the Railway Safety Act of 2023 into law to improve train inspections and mandate that more trains be subject to stringent safety requirements. That isn’t going to completely solve the problem, but it is a start.”

Improved safety must be addressed, she said, and must hold freight railroads accountable when derailments and hazardous chemical spills happen.

“For decades, Norfolk Southern and other rail companies have fought against safety rules and sought to reduce costs – all in the name of profit,” she said. “Businesses shouldn’t be allowed to put families like mine at risk. They must be held accountable. Americans need to be protected from further catastrophes with bipartisan support from our elected officials. Norfolk Southern and other rail companies must have leadership that values safety above all else.”

Allison said that while Norfolk Southern will soon finish its clean-up efforts, the lingering impact of the derailment will affect her town for years.

“This horrific, preventable accident put a huge scarlet letter on our town that will have lasting impact for years to come,” she said. “Norfolk Southern has repeatedly said that they will ‘make it right,’ but who determines what is right in a situation like this? Does the upgraded village water system make it all better? And will the ‘Home Value Assurance Program’ put us at ease? The company’s pledged $25 million park upgrade will be nice. But if given the choice, we all would prefer that this catastrophe never happened at all.”

Exhibit 3:

East Palestine 'controlled burn' could have been avoided, NTSB chair says

The Washington Post

By Liz Goodwin

March 6, 2024

The decision to conduct a controlled burn of five derailed tank cars that unleashed a plume of toxic chemicals last year in East Palestine, Ohio, was based on flawed and incomplete information, the chair of the National Transportation Safety Board testified Wednesday at a Senate hearing.

Jennifer Homendy, facing questioning from Sen. J.D. Vance (R-Ohio), testified that contractors employed by the Norfolk Southern railway company "lacked the scientific background" to decide that a vent-and-burn was necessary to head off a chemical reaction that could cause the cars to explode. She testified that a better option would have been to allow the tank cars time to cool down.

The testimony follows the NTSB's release over the past year of a trove of documents that have called into question the February 2023 vent-and-burn, which spurred an extensive cleanup operation and health concerns among residents of the small Ohio town.

As part of its ongoing investigation, the NTSB has disclosed that Gov. Mike DeWine (R), Fire Chief Keith Drabick and other officials were told they had just 13 minutes to decide whether to vent the vinyl chloride-carrying cars or wait and risk a likely uncontrolled and catastrophic explosion.

Drabick, the East Palestine incident commander who later testified he was "blindsided" by the rushed timeline, gave his go-ahead for the company to conduct the vent-and-burn.

"They were provided incomplete information to make a decision," Homendy said Wednesday. "There was another option: let it cool down."

Homendy also said that experts from the OxyVinyls chemical shipping company informed Norfolk Southern's contractors that they didn't believe the chemical reaction was taking place or could take place, but that they were not included in the meeting where the decision to do the vent-and-burn was made. "They were not given full information because no one was told OxyVinyls was on scene," she said. "They were left out of the room."

After the hearing, Vance said her testimony raised questions about whether the railway company or its contractors were recommending the vent-and-burn to "facilitate the rapid movement of freight," given that trains were able to pass again soon after the burn. He said his questioning was not intended as a critique of DeWine or Drabick, but rather was meant to reveal whether the decision-makers that day lacked complete information.

DeWine, in an interview with The Washington Post before the hearing, said he had no reason to believe there were other viable options available to head off an explosion, given that none of the officials in charge were informed of that possibility at the time.

"You have to go with the facts you have at the time," DeWine said. "I'm in no position to judge the merit of what these people are now saying, but what I can tell you is that they had plenty of opportunity to raise their hand and come up with a different scenario and different options, and nobody did."

The decision to burn off the chemicals has faced scrutiny since just days after it happened. Pennsylvania Gov. Josh Shapiro (D) wrote to Norfolk Southern President Alan Shaw that very month that the railway "failed to explore all potential courses of action, including some that may have kept the rail line closed longer but could have resulted in a safer overall approach for first responders, residents and the environment."

Norfolk Southern and its contractors have denied the allegation, saying that the only way to keep people safe was to do the vent-and-burn.

In a statement, a spokesman for Norfolk Southern said the final decision to do the vent-and-burn was made by the incident commander, and he defended that course of action. "The successful controlled release prevented a potentially catastrophic uncontrolled explosion that could have caused significant damage for the community," the spokesman said. "To date, continuous environmental testing in coordination with and alongside U.S. and Ohio EPA has shown the air and drinking water in the community are safe."

After the train derailed on Feb. 3, 2023, Norfolk Southern relied on two contractors on the scene that specialized in transferring hazardous chemicals and industrial firefighting: Specialized Professional Services Inc. (SPSI) and Specialized Response Solutions (SRS).

The SPSI contractors said they believed that the fires around the cars had probably triggered a chemical reaction, called polymerization, that could lead to a catastrophic explosion of the tank cars. SRS officials were also concerned that the reaction was occurring in one car. They recommended a vent-and-burn to minimize risks to personnel should the car explode on its own.

The contractors ruled out other options to get rid of the materials — including transferring the product, drilling into the tanks to relieve the pressure, or re-railing the tank cars with the chemicals still on board. They said those measures posed too great a risk to first responders.

But the tank car displaying high temperatures had begun cooling down and stabilizing before the vent-and-burn occurred, which Hamendy said showed that the first responders could have waited and seen if the car continued to cool down and could then be disposed of in a less destructive manner. (One of the five tank cars had shown an elevated exterior temperature that climbed to a peak of about 140 degrees Fahrenheit before dropping to the mid-120s.) Vent-and-burn involves puncturing the tank car at two points and then burning off the materials as they leak out.

"Based on what we were seeing — excessive heat, high temperatures, unable to get good pressures on the cars — we had to make a judgment call that a reaction, a polymerization potential was extremely elevated," said one SRS official, according to the NTSB report.

Officials with OxyVinyls, a company that was shipping the chemicals and is being sued by Norfolk Southern to help pay for the disaster, said they repeatedly expressed to Norfolk Southern's contractors that they did not think polymerization was taking place. OxyVinyl's technical manager told the SPSI president that OxyVinyls "did not see any obvious signs that polymerization was occurring within the tank cars," given that the temperatures of the cars would be higher if that was the case.

"If the vent and burn option was pursued, the technical manager expressed concern to SPSI about the potential for a vapor cloud explosion, and the major combustion byproduct being toxic and corrosive hydrogen chloride," the report said.

On Feb. 6, 2023, the contractors told a meeting at East Palestine High School involving DeWine, Shapiro via phone, and many other local officials and first responders that a vent-and-burn would be the best option because of the high risk that the car could explode by itself. They also argued that all five cars must be vented and burned because venting only one or two cars could raise the risk that the other cars would increase in pressure.

After that meeting, a smaller group including DeWine and the incident commander were asked to join Norfolk Southern in a separate room. The SPSI president and the SRS project manager told DeWine he had only 13 minutes to decide if he would allow the vent-and-burn to proceed because they needed to conduct the operation before sunset. The incident commander asked them to explain the vent-and-burn one more time, then gave his go-ahead to the team, believing it was the only way to avoid a catastrophic explosion, the NTSB report said. The incident commander said he had received no conflicting information that it was possible the tank cars were not going to explode.

Federal guidelines on vent-and-burns say they should be used only as a last resort, when all other methods of transferring the materials have been exhausted.

In the interview, DeWine said the discussion on the right course of action had gone on for hours before they were informed that sunset was nearing and the decision had to be made very quickly. He dismissed the 13-minute window as giving a misleading impression that they discussed the scenario for only a short time.

"If there were experts on the scene that day who knew all this information, they did not get that information to the people making the decisions," DeWine said.

The hearing occurred as the Senate still awaits a vote on railway safety legislation championed by Vance and Sen. Sherrod Brown (D-Ohio).

Exhibit 4:

After Ohio train derailment, tank cars didn’t need to be blown open to release chemical, NTSB says

Associated Press

By Josh Funk

March 6, 2024

The decision to blow open five tank cars and burn the toxic chemical inside them after a freight train derailed in Eastern Ohio last year wasn’t justified, the head of the National Transportation Safety Board told Congress Wednesday. But she said the key decision-makers who feared those tank cars were going to explode three days after the crash never had the information they needed.

The vinyl chloride released that day, combined with all the other chemicals that spilled and caught fire after the derailment in East Palestine, Ohio, have left residents with lingering fears about possible long-term health consequences.

Experts from the company that made the vinyl chloride inside those tank cars, Oxy Vinyls, were telling contractors hired by Norfolk Southern railroad that they believed that no dangerous chemical reaction was happening, NTSB Chair Jennifer Homendy said. But Oxy Vinyls was left out of the command center.

“They informed them that polymerization, they believed polymerization was not occurring, and there was no justification to do a vent and burn,” Homendy said. “There was another option: let it cool down.”

However, that information was never relayed to Ohio Gov. Mike DeWine and the first responders in charge, she said.

Some of this information came out at NTSB hearings last spring in East Palestine. Homendy’s comments Wednesday were the clearest yet that the controversial vent-and-burn action wasn’t needed. But the agency won’t release its final report on what caused the Feb. 3, 2023, derailment until it holds another hearing this June.

DeWine’s spokesperson Dan Tierney said it’s frustrating to hear now — more than a year after the derailment — that it wasn’t necessary to blow open those tank cars.

“The only two scenarios that were ever brought up were a catastrophic explosion occurring, where shrapnel would be thrust in all directions to a one mile radius or averting that through a controlled vent and burn,” Tierney said. “Nobody ever brought up a scenario where if you just did nothing, it wouldn’t explode.”

East Palestine Fire Chief Keith Drabick has said the consensus in the command center was that releasing and burning the chemicals was the “least bad option.”

But Homendy said they never heard Oxy Vinyls’ opinion that the vinyl chloride was stable. Instead, the decision-makers relied on contractors who were alarmed by the limited temperature readings they were able to get, combined with the violent way one of the tank cars released vinyl chloride with a roar from a pressure release valve after hours of calm. Drew McCarty with Specialized Professional Services testified last spring that the tank car “frankly scared the hell out of us.”

Republican Sen. JD Vance, who questioned Homendy at Wednesday’s hearing, said he wasn’t trying to criticize Drabick, DeWine and the other officials who made the decision.

“I think it’s a criticism of the people on the ground who provided inadequate information — and provided inadequate information, I think, to the great detriment of the community on the ground,” Vance said. “This is extraordinary work by your team, but this is a really, really troubling set of circumstances.”

Norfolk Southern defended the decision again Wednesday and said the plan had nothing to do with trying to get the trains moving again more quickly.

“The top priority of everyone involved was the safety of the community, as well as limiting the impact of the incident,” the railroad said. “The successful controlled release prevented a potentially catastrophic uncontrolled explosion.”

Krissy Ferguson, 49, has not been able to return to her home that sits on top of one of the creeks that was contaminated since the derailment. She said she was heartbroken to hear the latest updates from the NTSB.

“Is our government going to allow a corporation to get away with it or are they going to act on it? Or is it going to be swept down the polluted creek like everything else is?” Ferguson said.

Misti Allison, who lives with her family about a mile away from the derailment site, said the findings reaffirm what she believed to be true all along: that the vent and burn did not need to happen.

“The only justification was greed, and that Norfolk Southern was putting profits over people to get the train tracks up and running as fast as possible and to destroy whatever evidence was left,” Allison said.

And most questions about the potential long-term health effects remain unanswered.

“We need to make sure that health care is available to everybody, not just those who want to participate in a study,” she said.

The NTSB has said that it appears an overheating bearing on one of the railcars caused the derailment. Several trackside detectors spotted the bearing starting to heat up for miles beforehand, but the temperature didn’t reach a high enough level to trigger an alarm until right before the crash. That meant the crew didn’t have an opportunity to stop the train.

Many residents of East Palestine are eager to move forward once the cleanup of the derailment wraps up later this year, but some are still experiencing respiratory problems, rashes and other health concerns.

Norfolk Southern has said that its response to the disaster and the aid it has offered the town has cost it more than $1.1 billion. Now an investor group that’s critical of the railroad’s response and the disappointing profits it has reported over the past several years is pushing to fire CEO Alan Shaw and take control of the railroad.

Exhibit 5:

CNN

New surveillance video shows train wheel overheating before crash

CNN

RAIL DISASTER
CNN: TRAIN WHEEL OVERHEATING 43 TO 57 MINUTES BEFORE DERAILMENT
CNN

"Now you can see **sparks from an apparent wheel bearing overheating** ... The train keeps going for 20 miles after that point, headed for East Palestine. And that is **where it derails at 8:55, a full 43 minutes after we saw those sparks** in Salem."

CNN ›

In Ohio Town Where Train Derailed, Anxiety and Distrust Are Running Deep

THE NEW YORK TIMES

Gene J. Puskar/Associated Press

"The way that the response from Norfolk Southern and government officials has unfolded has deepened a conviction among many here that they have been treated as expendable victims of powerful forces."

THE NEW YORK TIMES ›

Exhibit 6:

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Ancora Alternatives LLC (“Ancora Alternatives”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Ancora Alternatives that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Ancora Alternatives nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Ancora Alternatives does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Alternatives and the other Participants (as defined below) have filed a preliminary proxy statement and accompanying BLUE proxy card (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) of Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern” or the “Corporation”). Promptly after filing its definitive proxy statement with the SEC, Ancora Alternatives will forward the definitive proxy statement and accompanying BLUE proxy card to each stockholder entitled to vote at the 2024 Annual Meeting.

The participants in the proxy solicitation are Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Merlin Institutional, LP, (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Impact Fund LP Series AA (“Ancora Impact AA”) and Ancora Impact Fund LP Series BB (“Ancora Impact BB”) (each of which is a series fund within Ancora Impact Fund LP) (Ancora Catalyst Institutional, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst, Ancora Bellator, Ancora Impact AA and Ancora Impact BB, collectively, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), The Ancora Group LLC (“Ancora Group”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Alternatives, Ancora Holdings Group, LLC (“Ancora Holdings”) and Frederick DiSanto (collectively, the “Ancora Parties”); and Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Nelda Connors, Sameh Fahmy, John Kasich, Gilbert Lamphere and Allison Landry (the “Ancora Nominees” and, collectively with the Ancora Parties, the “Participants”).

Ancora Alternatives, as the general partner and investment manager of each of the Ancora Funds and as the investment manager of the Ancora Alternatives separately managed accounts (each, an “SMA”) may be deemed to beneficially own in the aggregate 913,180 shares of Common Stock (of which 830,380 shares of Common Stock are directly and beneficially owned by the Ancora Funds, including the 123,500 shares of Common Stock underlying 1,235 American call options held directly and beneficially in aggregate by the Ancora Funds, and of which 82,800 shares of Common Stock are held indirectly and beneficially by the Ancora Alternatives SMAs). Ancora Advisors, as the investment advisor to the SMA of Ancora Advisors, may be deemed to beneficially own all of the 270 shares of Common Stock held in the Ancora Advisors SMA. Ancora Group, as the sole member of Ancora Advisors, may be deemed to beneficially own all of the 270 shares of Common Stock held in the Ancora Advisors SMA. Ancora Family Wealth, as the investment advisor to the Ancora Family Wealth SMAs, may be deemed to beneficially own all of the 9,847.28 shares of Common Stock held in the Ancora Family Wealth SMAs. Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed to beneficially own all of the 9,847.28 shares of Common Stock held in the Ancora Family Wealth SMAs. Ancora, as the sole member of each of Ancora Alternatives, Ancora Group and Inverness Holdings, may be deemed to beneficially own in the aggregate 923,297.28 shares of Common Stock held by the Ancora Funds (including the 123,500 shares of Common Stock underlying 1,235 American call options), the Ancora Alternatives SMAs, the Ancora Advisors SMA and the Ancora Family Wealth SMAs. Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora, may be deemed to beneficially own in the aggregate 923,297.28 shares of Common Stock held by the Ancora Funds (including the 123,500 shares of Common Stock underlying 1,235 American call options), the Ancora Alternatives SMAs, the Ancora Advisors SMA and the Ancora Family Wealth SMAs. The Ancora Parties beneficially own 923,297.28 shares of Common Stock in the aggregate (including the 123,500 shares of Common Stock underlying 1,235 American call options). Gilbert Lamphere owns 1,200 shares of Common Stock and Sameh Fahmy owns 3,000 shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

ANCORA ALTERNATIVES STRONGLY ADVISES ALL SHAREHOLDERS OF NORFOLK SOUTHERN TO READ THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY ANCORA ALTERNATIVES AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE ON WWW.MOVENSCFORWARD.COM AND THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (SHAREHOLDERS CAN CALL TOLL-FREE: +1 (866) 227-7300).